Exhibit 99.1

Continental Building Products Reports Third Quarter 2019 Results and Announces
Agreement to be Acquired by Saint-Gobain for $37.00 Per Share in Cash

- Transaction Valued at $1.4 Billion and Represents Premium of Approximately 34.4% -

Herndon, Virginia, November 12, 2019.  Continental Building Products, Inc. (NYSE: CBPX) (the “Company”), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the third quarter ended September 30, 2019.  The Company also announced that it has entered into a definitive agreement pursuant to which it will be acquired by Compagnie de Saint-Gobain S.A. (“Saint-Gobain”) (PAR: SGO) for $37.00 per share in cash.

Highlights of Third Quarter 2019 as Compared to Third Quarter 2018

•	Wallboard sales volumes increased 4.6% to 705 million square feet

•	Net sales decreased 2.9% to $127.4 million

•	Generated cash flows from operations of $24.2 million

•	Deployed $7.5 million in capital investments, primarily for high-return initiatives

•	Fully settled previously-disclosed Buchanan insurance claim and recovered all estimated operating income lost due to the business interruption

“During the quarter we generated significant cash flows from operations and demonstrated the strength of our low cost, highly efficient operations,” stated Jay Bachmann, President and Chief Executive Officer.  “Sales volumes improved in the quarter and we continue to be encouraged by strengthening demand in the new home construction market. We remain laser focused on our Bison Way efforts and continue to invest in high-return capital projects to ensure that we are well positioned to provide exceptional value to customers for years to come.  I would like to thank all of our associates for their hard work and contributions to our achievements and success.”

Details of Saint-Gobain Acquisition

The Company has signed a definitive merger agreement to be acquired by Saint-Gobain, a worldwide manufacturer and distributor of high performance materials and solutions in the building, transportation, infrastructure and industry markets, in a transaction representing an enterprise value of approximately $1.4 billion. The purchase price represents a premium of approximately 34.4% over Continental Building Product’s volume weighted average share price during the 60 days ended November 11, 2019.

Edward Bosowski, Chairman of Continental Building Products and Mr. Bachmann, stated, “Building on our successful accomplishments since 2013, we are pleased to reach this agreement with Saint-Gobain and to provide liquidity, certainty and compelling value to our stockholders. We believe our combined business will be better positioned to enhance our product offerings, customer relationships and operating platform. With our mutual focus on dedicated service to customers and operational excellence, we believe this transaction provides an opportunity to benefit all of our stakeholders.”

Under the terms of the agreement, the Company will be merged with and into a newly-formed subsidiary of Saint-Gobain and each issued and outstanding share of the Company’s common stock will be converted into the right to receive $37.00 per share in cash.

The transaction has been unanimously approved by the Company’s Board of Directors. The transaction is subject to customary closing conditions, including approval by Continental stockholders and required antitrust approvals.

Citi is serving as exclusive financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal counsel to Continental Building Products.

Third Quarter 2019 Results vs. Third Quarter 2018

Net sales of $127.4 million decreased 2.9%, compared to $131.2 million in the prior year quarter.  Wallboard sales volumes increased 4.6% to 705 million square feet (MMSF), compared to 674 MMSF in the prior year quarter, primarily attributable to stronger demand.  Average mill net price decreased by 8.4% compared to the prior year quarter, and was down 0.9% sequentially compared to the second quarter 2019.

Operating income was down 26.3% to $19.9 million, compared to $27.0 million in the prior year quarter, mainly due to lower pricing.  SG&A expense was $9.6 million compared to $10.0 million in the prior year quarter, or 7.6% of net sales for both periods.

Net interest expense decreased 12.0% to $2.2 million, compared to $2.5 million in the prior year quarter, primarily a result of higher investment income, along with the benefits of a lower spread obtained on the term debt in the fourth quarter 2018.

Net income decreased $5.1 million or 27.6% to $13.4 million, or $0.39 per share, compared to $18.6 million, or $0.51 per share, in the prior year quarter.  The $5.1 million decrease in net income was primarily a result of the decrease in net sales.

Balance Sheet and Cash Flow

As of September 30, 2019, the Company had a cash balance of $126.4 million and total outstanding borrowings of $266.8 million.  During the third quarter 2019, the Company generated cash flows from operations of $24.2 million and deployed $7.5 million in capital investments.

Buchanan Plant Update

As previously announced, in January 2019 the Company’s Buchanan, New York plant experienced a significant equipment malfunction, resulting in a temporary outage at the plant.  The Company has standard insurance coverage that is intended to cover circumstances such as these, including business interruption insurance.  During the nine months ended September 30, 2019, the Company recorded $4.9 million of insurance claim proceeds to compensate for estimated operating income associated with the lost sales from business interruption that otherwise would have been made if the plant had been operating normally.  As of September 30, 2019, the Company has fully settled the claim and has received all anticipated insurance payments associated with the outage.

Details of Insurance Claims and Cash Payments Related to Buchanan Outage

	Claim Details			Cash Details
	Claim Amount	Insurance Deductible	Net recovery recorded in nine months ended September 30, 2019	Cash received in the nine months ended September 30, 2019	Receivable Recorded as of September 30, 2019
	(in thousands)
Rebuild property, plant and equipment damaged (a)	$1,839	$250	$1,589	$1,589	$—
Directs costs associated with business interruption (b)	3,015	—	3,015	3,015	—
Lost operating income associated with lost sales from business interruption (c)	4,861	—	4,861	4,861	—
	$9,715	$250	$9,465	$9,465	$—

(a)	The rebuild of property, plant and equipment damaged and related net recovery resulted in a net gain of $1.5 million.

(b)
Direct costs associated with the business interruption include various expenses such as additional freight to ship to customers at greater distances from other plants, additional freight costs to reroute incoming raw materials and other various costs that were incurred as a result of the Buchanan outage and have been covered by the Company’s insurance policy.  The amounts reported are for the nine months ending September 30, 2019.  The net recovery of direct costs associated with business interruption were netted against actual costs incurred resulting in a net impact of zero to the income statement.

(c)	This represents the insurance proceeds for the lost operating income and EBITDA[1] the Company received related to the Buchanan outage.

Investor Conference Call

In light of the pending acquisition by Saint-Gobain, Continental Building Products does not plan to host an earnings call nor update its previously-communicated forward-looking outlook.

Saint-Gobain will host an analyst/investor conference call on November 13, 2019 at 8:00 a.m. Paris time (2:00 a.m. Eastern time) to review the proposed transaction. A presentation regarding the transaction will be available on Saint-Gobain’s website at http://www.saint-gobain.com/en/finance/events-and-financial-results. To participate in the call, please dial 1 646 722 4916 (code 32935652#) (international). A replay of the conference call will be available by dialing 1 646 722 4969 (code 418887531#), beginning at 10:30 a.m. Paris time (4:30 a.m. Eastern time).

About Continental Building Products

Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products.  The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada.  For additional information, visit www.continental-bp.com.

About Saint-Gobain

Saint-Gobain designs, manufactures and distributes materials and solutions which are key ingredients in the wellbeing of each of us and the future of all. They can be found everywhere in our living places and our daily life: in buildings, transportation, infrastructure and in many industrial applications. They provide comfort, performance and safety while addressing the challenges of sustainable construction, resource efficiency and climate change. With 2018 sales of $41.8 billion, Saint-Gobain operates in 68 countries and has more than 180,000 employees. For more information about Saint-Gobain, visit www.saint-gobain.com and the twitter account @saintgobain.

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements.  Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving the Company. In connection with the proposed merger, the Company will file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and the Company’s website, https://continental-bp.com/en/home/. In addition, the documents (when available) may be obtained free of charge by directing a request to Investor Relations by email at investorrelations@continental-bp.com or by calling (703) 480-3980.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the definitive proxy statement for the Company’s 2019 annual meeting of stockholders, which was filed with the SEC on March 18, 2019, and in other documents filed by the Company with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

1 See the financial schedules at the end of this press release for a reconciliation of EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures, and a discussion of why they are useful to investors.

Contact Information
Investor Relations:
Tel.: (703) 480-3980
Investorrelations@continental-bp.com

For media inquiries:
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170

Continental Building Products, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(in thousands, except share data and per share amounts)
Net sales	$127,439	$131,234	$373,677	$387,304
Cost of goods sold	99,532	94,306	286,288	279,185
Gross profit	27,907	36,928	87,389	108,119
Selling and administrative expense	9,626	9,957	28,397	29,826
Loss on intangible asset impairment	—	—	2,911	—
Gain from insurance recoveries, net	—	—	1,513	—
Gain from business interruption insurance	1,623	—	4,861	—
Operating income	19,904	26,971	62,455	78,293
Other expense, net	(66)	(29)	(168)	(256)
Interest expense, net	(2,220)	(2,549)	(7,107)	(7,963)
Income before losses from equity method investment and provision for income taxes	17,618	24,393	55,180	70,074
Losses from equity method investment	(191)	(393)	(603)	(1,148)
Income before provision for income taxes	17,427	24,000	54,577	68,926
Provision for income taxes	(3,979)	(5,436)	(12,355)	(14,821)
Net income	$13,448	$18,564	$42,222	$54,105

Net income per share:
Basic	$0.39	$0.51	$1.21	$1.46
Diluted	$0.39	$0.50	$1.21	$1.46
Weighted average shares outstanding:
Basic	34,688,206	36,732,746	34,911,640	37,012,536
Diluted	34,775,451	36,918,904	34,996,694	37,181,387

Continental Building Products, Inc.
Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$126,433	$102,633
Trade receivables, net	43,098	38,454
Inventories, net	35,486	32,225
Prepaid and other current assets	7,275	19,805
Total current assets	212,292	193,117
Property, plant and equipment, net	281,802	288,368
Customer relationships and other intangibles, net	54,450	62,680
Goodwill	119,945	119,945
Equity method investment	7,216	7,975
Operating lease - right of use assets	760	—
Debt issuance costs	160	296
Total Assets	$676,625	$672,381
Liabilities and Shareholders’ Equity:
Liabilities:
Accounts payable	$31,037	$48,060
Accrued and other liabilities	13,165	12,815
Debt, current portion	1,695	1,669
Operating lease liabilities, current portion	633	—
Total current liabilities	46,530	62,544
Deferred taxes and other long-term liabilities	19,173	20,204
Debt, non-current portion	260,617	261,886
Operating lease liabilities, non-current portion	690	—
Total Liabilities	327,010	344,634
Shareholders’ Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,539,759 and 44,472,214 shares issued and 34,688,206 and 35,401,868 shares outstanding as of September 30, 2019 and December 31, 2018, respectively	44	44
Additional paid-in capital	328,781	327,515
Less: Treasury stock	(229,073)	(209,050)
Accumulated other comprehensive loss	(4,988)	(3,391)
Accumulated earnings	254,851	212,629
Total Shareholders’ Equity	349,615	327,747
Total Liabilities and Shareholders’ Equity	$676,625	$672,381

Continental Building Products, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 30, 2019	September 30, 2018
	(in thousands)
Cash flows from operating activities:
Net income	$42,222	$54,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,234	32,966
Amortization of debt issuance costs and debt discount	930	931
Gain from insurance recoveries, net	(1,513)	—
Loss on intangible asset impairment	2,911	—
Losses from equity method investment	603	1,148
Amortization of deferred gain on terminated swaps	(873)	(632)
Share-based compensation	1,706	2,459
Deferred taxes	—	(457)
Change in assets and liabilities:
Trade receivables	(4,678)	(914)
Inventories	(3,190)	(7,627)
Prepaid expenses and other current assets	12,453	1,264
Accounts payable	(16,451)	(52)
Accrued and other current liabilities	(433)	1,089
Other long-term liabilities	(176)	(226)
Net cash provided by operating activities	65,745	84,054
Cash flows from investing activities:
Payments for property, plant and equipment	(19,287)	(19,761)
Payments for intangible assets	(1,551)	(1,359)
Proceeds from insurance recoveries	1,589	125
Capital contributions to equity method investment	(407)	(548)
Distributions from equity method investment	564	468
Net cash used in investing activities	(19,092)	(21,075)
Cash flows from financing activities:
Proceeds from exercise of stock options	118	145
Tax withholdings on share-based compensation	(1,165)	(547)
Principal payments for debt	(2,037)	(2,037)
Payments to repurchase common stock	(20,023)	(27,425)
Net cash used in financing activities	(23,107)	(29,864)
Effect of foreign exchange rates on cash and cash equivalents	254	(184)
Net change in cash and cash equivalents	23,800	32,931
Cash, beginning of period	102,633	72,521
Cash, end of period	$126,433	$105,452

Reconciliation of Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”).  This release presents EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance.  Furthermore, the Company’s Board of Directors’ compensation committee uses EBITDA to evaluate management’s compensation.  Management also believes that EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share in the same manner.  EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share are not measurements of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA - Non-GAAP Measures

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(unaudited, in thousands)
Net income	$13,448	$18,564	$42,222	$54,105
Adjustments:
Other expense, net	66	29	168	256
Interest expense, net	2,220	2,549	7,107	7,963
Losses from equity method investment	191	393	603	1,148
Provision for income taxes	3,979	5,436	12,355	14,821
Depreciation and amortization	11,143	11,580	32,234	32,966
EBITDA - Non-GAAP measure	$31,047	$38,551	$94,689	$111,259
Gain from insurance recoveries, net	—	—	(1,513)	—
Non-cash impairment	—	—	2,911	—
Adjusted EBITDA—Non-GAAP Measure	$31,047	$38,551	$96,087	$111,259
Adjusted EBITDA Margin - Adjusted EBITDA as a percentage of net sales - Non-GAAP measure	24.4%	29.4%	25.7%	28.7%

Reconciliation of Net Income and Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(unaudited, in thousands, except share data and per share amounts)
Net income - GAAP measure	$13,448	$18,564	$42,222	$54,105
Gain from insurance recoveries, net of tax (a)	—	—	(1,173)	—
Non-cash impairment loss, net of tax (b)	—	—	2,257	—
Adjusted net income - Non-GAAP measure	$13,448	$18,564	$43,306	$54,105

Earnings per share - GAAP measure	$0.39	$0.51	$1.21	$1.46
Gain from insurance recoveries, net of tax (a)	—	—	(0.03)	—
Non-cash impairment loss, net of tax (b)	—	—	0.06	—
Adjusted earnings per share - Non-GAAP measure	$0.39	$0.51	$1.24	$1.46

(a)	Gain from insurance recoveries is shown net of tax expense of $0.3 million for the nine months ended September 30, 2019.

(b)	Loss from non-cash impairment is shown net of tax benefit of $0.7 million for the nine months ended September 30, 2019.

Other Financial and Operating Data

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(in thousands, except mill net)
Capital expenditures and software purchased or developed	$7,473	$7,324	$20,838	$21,120
Wallboard sales volume (million square feet)	705	674	2,032	2,011
Mill net sales price (a)	$142.41	$155.43	$145.13	$153.70

(a)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Interim Volumes and Mill Net Prices

	For the Three Months Ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
Volumes (million square feet)	674	725	649	678	705
Mill net sales price (a)	$155.43	$154.20	$149.48	$143.77	$142.41

(a)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.